Exhibit 99.1

Brooke Credit Corporation Announces Selected Results for July 2006

          OVERLAND PARK, Kan., Aug. 14 /PRNewswire-FirstCall/ -- Michael Lowry, president and chief executive officer of Brooke Credit Corporation, the finance subsidiary of Brooke Corporation (Nasdaq: BXXX), announced selected July 2006 results.

          Lowry announced loan portfolio balances for Brooke Credit Corporation on July 31, 2006, totaled approximately $401.4 million, compared to loan portfolio balances of approximately $377.4 million on June 30, 2006. Loan portfolio balances increased as the result of July loan originations of approximately $35.6 million, and decreased from July principal payments of approximately $11.6 million. July originations included $10.4 million in Brooke franchise insurance agency loans, $21.2 million in non-franchise insurance agency loans and $4.0 million in non-franchise death care loans. The company’s total loan portfolio is composed of $95.4 million in loan balances held in the company’s inventory for future sale, and $306.0 million in loan balances sold to investors with retained servicing rights.

          Lowry also announced that, during July, Brooke Credit Corporation received net interest and servicing income of approximately $1.8 million, and incurred operating interest expense of approximately $454,000. Additionally, Lowry announced that, during July, Brooke Credit Corporation incurred a gain on loan sale activities of approximately $3.8 million. The July gain on loan sales primarily resulted from the July 31, 2006, issuance of approximately $52.3 million in asset-backed securities through Brooke Securitization Company 2006- 1, LLC.

          All results included within this press release exclude portfolio balances and revenues derived from lending activities with parent and sister companies.

          About our company ... Brooke Credit Corporation is a subsidiary of Brooke Corporation (Nasdaq: BXXX) that originates loans to insurance agencies and related businesses. Brooke Credit’s loan portfolio balances totaled approximately $401.4 on July 31, 2006. Loans have been mostly sold as individual loans to participating lenders or as pooled loans to investors through asset-backed securitizations.

          E-mail Distribution ... To receive electronic press alerts, visit the Brooke Corporation Media Room at http://brookecorp.mediaroom.com and subscribe to our e-mail alerts online.

          This press release contains forward-looking statements. All forward- looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the Company will achieve its short-term and long-term profitability and growth goals, uncertainties associated with market acceptance of and demand for the Company’s products and services, the impact of competitive products and pricing, the dependence on third-party suppliers and their pricing, its ability to meet product demand, the availability of funding sources, the exposure to market risks, uncertainties associated with the development of technology, changes in the law and in economic, political and regulatory environments, changes in management, the dependence on intellectual property rights, the effectiveness of internal controls, and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov .

SOURCE  Brooke Corporation
          -0-                                        08/14/2006
          /CONTACT: Anita Larson of Brooke Corporation, +1-913-661-0123,
larsa@brookecorp.com /
          /Web site:  http://www.brookecorp.com/
          (BXXX)